EXHIBIT 10.52


                              FIRST AMENDMENT TO
                              ------------------
                          1997 SHARE COMPENSATION PLAN
                          ---------------------------

     This First Amendment to the 1997 Share Compensation Plan (this "Amendment") is executed by Triton Energy Limited, a Cayman Islands company ("Triton"), as of January 13, 1998.

                               R E C I T A L S:
                               ---------------

     A.      Triton has adopted the 1997 Share Compensation Plan (the "Plan");
and

     B. In accordance with the terms of the Plan, the Board of Directors has adopted certain amendments to the Plan effective as of January 13, 1998.

     NOW, THEREFORE, in accordance with the terms of the Plan, the Plan is amended in the following respects:

     1.          Section  4.2  is  amended to read in its entirety as follows:

     4.2 Election to Receive Elected Shares and/or Stock Options. Each Participant eligible to receive Elected Shares may make an irrevocable election (an "Election") either (a) to receive a grant of Ordinary Shares in a number determined by the Committee from time to time in an amount or amounts determined by the Committee (whether in a fixed amount or by formula) or (b) not to participate in this Article IV. With respect to the participation by Non-Employee Directors, each such Director is automatically eligible to elect to receive a grant of 1,000 Elected Shares in conjunction with an election to receive a grant of Stock Options to purchase 10,000 Ordinary Shares pursuant to Section 5.7 of the Plan.

     2.          Section  4.4  is  amended to read in its entirety as follows:

     4.4 Issuance of Shares. Unless the Committee otherwise provides and except as provided below with respect to Non-Employee Directors, on each date on which a payment of compensation to a Participant is due, Ordinary Shares shall be issued to such Participant in an amount determined by the Committee pursuant to Section 4.1. With respect to each Non-Employee Director electing to receive Elected Shares pursuant to Section 4.2, the Ordinary Shares shall be issued on such date as the Committee may specify, or as soon thereafter is reasonably practicable (although the date specified by the Committee shall be deemed the date of issuance); provided that, with respect to Non-Employee Directors electing to participate for the 1997 year, 1,000 Ordinary Shares shall be issued on such date as any necessary prior approvals are obtained, or as soon thereafter as is reasonably practicable (although the date specified in the applicable Elected Share Agreement shall be deemed the date of issuance); and provided further, that with respect to a Non-Employee Director elected to the Board for the first time who elects to participate for the year in which he or she is elected, 1,000 shares shall be issued on such date as any necessary prior approvals are obtained, or as soon thereafter is reasonably practicable (although the date of delivery of his or her election to the Plan Administrator shall be deemed the date of issuance). All Electing Shares issued or deemed issued pursuant to this Article IV shall be deemed outstanding for all purposes as of the date of their deemed issuance; provided that, with respect to Elected Shares issued to Non-Employee Directors pursuant to this Section 4.4, unless the Committee otherwise specifies, for a period of one year from the date of deemed issuance, such Elected Shares shall not be sold, transferred or otherwise disposed of, and shall not be pledged or otherwise hypothecated, and if for any reason other than death, disability or Retirement, such Non-Employee Director is not a Director of the Company at the end of such one-year term, then such shares shall be forfeited and returned to the Company. The issuance of Elected Shares shall be evidenced by Elected Share Agreements setting forth the total number of shares to be issued and such other terms, restrictions and provisions as are consistent with the Plan.

     3.          Section  5.7  is  amended to read in its entirety as follows:

     5.7          Automatic  Grant  of  Stock  Options.

     (a) Grant of Stock Options. In addition to the options provided for in this Article V, throughout the term of this Plan, on such date or dates in January of each year as the Committee may specify (and the Committee shall specify the Date of Grant or the manner in which the Date of Grant shall be determined based on the election by each Non-Employee Director), each Non-Employee Director of the Company shall be entitled to elect to receive either (i) 1,000 Elected Shares pursuant to Section 4.2 of the Plan and a Nonqualified Stock Option to purchase 10,000 Ordinary Shares or (ii) a Nonqualified Stock Option to purchase 15,000 Ordinary Shares. In addition, if a person is first appointed or elected as a Non-Employee Director other than at a date that would permit him or her to participate in the election provided in the first sentence of this paragraph (a) , then on the date of such appointment or election the Committee shall grant to such Non-Employee
Director  a  Nonqualified  Stock  Option  to  purchase 15,000 Ordinary Shares.

     (b) Option Exercise Price. The exercise price for a Stock Option granted under this Section 5.7 shall be equal to 100% of the Fair Market Value of an Ordinary Share on the Date of Grant. Notwithstanding anything to the contrary in this paragraph, the exercise price of each Stock Option granted pursuant to this Section 5.7 shall not be less than the par value of an Ordinary Share.

     (c) Option Period. The option period for each Stock Option granted under this Section 5.7 will terminate ten years from the Date of Grant. No Stock Option granted under this Section 5.7 may be exercised at any time after its term.

     (d) Exercise of Stock Option. Except only as specifically provided elsewhere in this Plan and as set forth in any Stock Option Agreement, each Stock Option granted under this Section 5.7 shall be fully vested and exercisable as to all of the Ordinary Shares covered thereby on the Date of Grant.

     4. Paragraph (b) of Article VIII is amended to read in its entirety as follows:

     (b) Retirement. If a Participant ceases to be employed by the Company or a Subsidiary, or ceases to serve as a Director or Advisor, as a result of Retirement, (i) the Committee shall have the ability to accelerate the vesting of the Participant's Stock Option and the lapse of any transfer restrictions imposed on Restricted Shares or Elected Shares in its sole discretion, and (ii) the Participant's Stock Option shall be exercisable (to the extent exercisable on the effective date of such retirement or, if the vesting of such Stock Option has been accelerated, to the extent exercisable following such acceleration) (a) if such Stock Option is an Incentive Stock Option, at any time three months after the effective date of such Retirement, unless by its terms the Stock Option expires earlier, and (b) if such Stock
Option is a Nonqualified Stock Option (I) that was granted to a Non-Employee Director pursuant to Section 5.7, at any time within three years after the effective date of such Retirement, unless by its terms the Stock Option expires sooner or the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option; provided that if at any time the Board or the Committee determines in good faith that the three-year period would reasonably be expected to impair the ability of the Company to effect a transaction that would be accounted for as a pooling of interests, the Board or the Committee may amend this Plan, with the effect of amending each such Stock Option outstanding hereunder, without any action of the Option Holder, to provide that such period shall instead be one year from the effective date of such Retirement, and (II) that was not granted to a Non-Employee Director pursuant to Section 5.7, at any time within one year after the effective date of such Retirement, unless by its terms the Stock Option expires sooner or the Committee agrees, in its sole discretion, to further extend the term of such Nonqualified Stock Option.

     5. Except as amended by the provisions of this Amendment, all other provisions of the Plan remain in full force and effect.

     IN WITNESS WHEREOF, Triton Energy Limited has caused this Amendment to be executed by its duly authorized officer effective as of the date and year first above written.


                              TRITON  ENERGY  LIMITED


                              By:_________________________________